Northrop Grumman Completes Acquisition of Sterling Software's Federal Systems Group LOS ANGELES, Oct. 31 /PRNewswire/ -- Northrop Grumman Corporation (NYSE:
NOC - news) announced today that it has completed the acquisition of Sterling Software (U.S.) Inc., known as the Federal Systems Group, for $150 million in cash. The company provides information technology (IT) services primarily to the federal government's defense and intelligence agencies.

Sterling Software (U.S.) is a wholly-owned subsidiary of Sterling Software Inc., which is a subsidiary of Computer Associates International Inc. (NYSE: CA - news). Sterling's Federal Systems Group, which had 1999 revenues of $159 million, will be integrated into the operations of Logicon Inc., Northrop Grumman's information technology sector.

``The acquisition of Sterling's Federal Systems Group strengthens our position in the federal IT market, particularly with the Department of Defense and its tactical communications and intelligence initiatives,'' said Herb Anderson, corporate vice president and Logicon president and chief executive officer. ``Sterling's Federal Systems Group's programs and customers will benefit by being aligned with Logicon, which has the experience, technology resources, financial strength and continuing commitment to growth needed to succeed in this market.''

Sterling's  Federal  Systems  Group  complements  or expands  Logicon in several markets, including weather systems; air traffic control; tactical command, control, communications, computers and intelligence (C4I); satellite data collection; and defense information infrastructure and common operating environment.

Key customers include national intelligence agencies, the U.S. Air Force and Army, the FAA, NASA and the Defense Information Systems Agency. This acquisition provides new market entry for Logicon into certain U.S. intelligence agencies, the U.S. Army's Communications-Electronics Command, and the Simulation, Training and Instrumentation Command. Sterling's Federal Systems Group also expands Logicon's business with existing customers such as the FAA and the National Imagery and Mapping Agency, as well as state and local government commercial markets.

Based in McLean, Va., Sterling's Federal Systems Group has approximately 1,200 employees in 11 states. Salomon Smith Barney was the financial advisor to Northrop Grumman in this transaction. Logicon, headquartered in Herndon, Va., is a leader in advanced information technologies, systems and services. Areas of expertise include command, control, communications and intelligence (C4ISR); weapons systems; information systems; training and simulation; science and technology; base and range support; and commercial information services.

Northrop Grumman Corporation, headquartered in Los Angeles, is a world- class, high technology company providing innovative solutions in systems integration, defense electronics and information technology for its U.S. and international military, government and commercial customers, as a prime contractor, principal subcontractor, team member or preferred supplier. The company had revenues of $7.6 billion in 1999 (restated) and now has a workforce of approximately 39,000 employees.

SOURCE: Northrop Grumman Corp.